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Exhibit 21.1

Name	Jurisdiction of Incorporation
Applied4 Technology Ltd.	United Kingdom
KLD Research & Analytics, Inc	Delaware
KLD Research Limited	United Kingdom
1 Corporate Governance Pty Ltd.	Australia
Institutional Shareholder Services Canada Corp.	Canada
Institutional Shareholder Services Europe S.A.	Belgium
Institutional Shareholder Services France S.A.	France
Institutional Shareholder Services, Inc.	Delaware
Institutional Shareholder Services Japan K.K.	Japan
ISS Corporate Services, Inc.	Delaware
ISS Europe Ltd.	United Kingdom
ISS RREV, Inc.	Delaware
Investor Responsibility Research Center, Inc.	Delaware
Research Recommendations and Electronic Voting Ltd.	United Kingdom
RiskMetrics Group Holdings, LLC	Delaware
RiskMetrics Group K.K.	Japan
RiskMetrics (Australia) Pty Ltd.	Australia
RiskMetrics (Singapore) Pte Ltd.	Singapore
RiskMetrics Solutions, Inc.	Delaware
RiskMetrics (U.K.) Ltd.	United Kingdom
Securities Class Action Services LLC	Delaware

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  Exhibit 21.1